PROPOSED

                                SERVICE AGREEMENT

                                   BETWEEN THE

                       ALLEGHENY POWER SERVICE CORPORATION

                                       AND

                             DUQUESNE LIGHT COMPANY


         THE SERVICE AGREEMENT, effective upon the consummation of the merger between DQE, Inc., and AYP Sub, Inc., between Allegheny Power Service Corporation, a corporation formed under the laws of the State of Maryland (the "Service Company") and Duquesne Light Company, a corporation formed under the laws of the Commonwealth of Pennsylvania (the "Company").


                                   WITNESSETH:

         WHEREAS, pursuant to a service agreement dated November 22, 1963, the Service Company was created to perform certain management duties on behalf of Allegheny Power System, Inc. (the "System") and its utility subsidiary companies (the "Subsidiaries"); and

         WHEREAS, by merger agreement dated April 5, 1997, DQE, Inc., the parent of Company, agreed to merge with AYP Sub, Inc., a special purpose subsidiary of the System; and

         WHEREAS, the Service Company offers to provide a central organization to furnish to the System and the Subsidiaries, including Company, certain advisory, supervisory and other services in accordance with said current practices and procedures; and

         WHEREAS, the Company wishes to accept the offer proposed by the Service Company;



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         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be reasonably bound, hereby agree as follows:

         1. The Service Company hereby offers to furnish to the Company the services detailed on Exhibit I attached hereto and made a part hereof.

         2. For all services rendered for the Company by the Service Company, the Company agrees to pay the cost thereof. When a service is rendered to two or more Subsidiaries, the cost thereof shall be shared by such Subsidiaries in proportion to the average electric operating revenues of each (exclusive of sales to the Subsidiaries), operating and maintenance expenses (exclusive of those costs for fuel, deferred fuel, and purchased power and exchanges), kilowatt hours sold to regular customers (other than the Subsidiaries) and total electric plant in service (less reserves for depreciation and amortization) over the three preceding calendar years. For services rendered to one or more Subsidiaries and the System, the allocation will be based on the average of the prior three years' direct costs charged by the Service Company to each Subsidiary and the System.

         3. The payment for services rendered by the Service Company to the System and Subsidiaries shall cover all the costs and expenses of its doing business, excluding only a return for the use of equity capital, and that each Subsidiary and the System shall pay its direct or fair proportionate share.

         4. Payment shall be made by the Company to the Service Company on a monthly basis on or before the 20th day of the succeeding month, upon receipt of a statement showing the amount due. Certain charges billed by the Service Company to the Company may not be due immediately and will be so indicated on the statement of billing. Monthly charges may be made on an estimated basis, but adjustments will be made at the end of each calendar year so that all charges for the calendar year will be in accordance with the foregoing.

         5. Nothing herein shall be construed to release the officers and directors of the Company from the performance of their respective duties or limit the exercise of their powers as prescribed by law or otherwise.

         6. The offer set forth herein shall become a contract effective upon the consummation of the merger between DQE, Inc., and AYP Sub, Inc. Such Service Agreement shall continue in full force and effect from year to year but may be terminated by either party upon 60 days' prior notice, and the Company may terminate such contract at any time with or without notice for any cause deemed by it to be sufficient.


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         7. The Service Agreement will be subject to termination or modification at any time to the extent its performance may conflict with the provisions of the Public Utility Holding Company Act of 1935, as amended, or with any rule, regulation or order of the Securities and Exchange Commission adopted before or after the making of this Service Agreement and shall be subject to the approval of any state commission or other regulatory body whose approval is a legal prerequisite to its execution and delivery or performance.

         If your Company desires to accept this offer, please cause it to be executed in the space provided below by your duly authorized officers.

                                Very truly yours,

                                ALLEGHENY POWER SERVICE CORPORATION


                                By_________________________________
                                            President

Attest:

________________________
    Secretary

Pursuant to authorization of the Board of Directors of this Company, we hereby accept the above offer this _____ day of _____,1997.

                                DUQUESNE LIGHT COMPANY


                                By___________________________________
                                            President


_________________________
   Assistant Secretary



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                                    EXHIBIT I

                      (As Amended, effective July 1, 1996)


             Allegheny Power Service Corporation Principal Functions


         The following is a description of the principal functions of Allegheny Power Service Corporation ("APSC"). In accordance with the terms and conditions of the Service Agreement dated __________, 1997, APSC may perform the services described herein for Duquesne Light Company.

     1.   Corporate Services

          1.   Accounting

              (a) Payroll - Processes and verifies timesheets and paychecks for Duquesne Light Company employees. Ensures compliance with payroll tax laws and regulations.

              (b) Asset Accounting - Maintains corporate accounting records for Duquesne Light Company's fixed assets in accordance with regulatory requirements, corporate capital budget management, and fixed asset return objectives.

              (c) Taxes - Ensures compliance with all federal, state and local tax laws (except payroll and benefits matters). Prepares and files applicable returns, gives instructions for timely payment of tax liabilities, and coordinates the issuance of tax accounting instructions to Duquesne Light Company. Also provides tax planning services.

              (d) Corporate Accounting - Gathers, reports, and analyzes accounting and management information. Reviews and corrects accounting data.

              (e) Payment Processing - Processes invoices from, and issues payment to, vendors for goods and services provided to Duquesne Light Company.

              (f) Fuel Accounting - Initiates payment for fuel receipts and compiles fuel data for report preparation on fuel purchases and generation statistics to meet various regulatory requirements.



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         2.    Information Services

         Provides electronic data processing services:

              (a) Machine related computer activity - services such as data processing for customer accounting, payroll and general accounting, engineering planning, purchasing and stores studies, forecasts and various other administrative and engineering applications.

              (b) Computer applications activity - services such as feasibility studies for new applications, development and/or acquisition of new applications, enhancement of existing applications and other related activity.

         3.   Financial Management

         Oversees annual budgeting and capital management, long-term forecasting, and financial planning.

         4.   Treasury

              (a) Cash Processing - Maintains relationship with banking institutions for lines of credit. Handles customer bill processing, money pool (internal funding among certain Allegheny Power System, Inc. companies, external short-term borrowing and investing), and long-term financing and cash forecasting.

              (b) Risk Management - provides risk financing through insurance purchases and other funding mechanisms. Provides transfer of risk via contracts and insurance certification for all contractors, lessees, cogenerators, and PURPA projects. Provides risk control to protect Duquesne Light Company's properties from loss, and provides advice to Legal, Claims, and Human Resources relative to liability and worker's compensation issues, including litigation.

              (c) Electronic Commerce - Provides guidance, implementation, and oversight of Electronic Commerce (EC) activities. EC is defined as any binding business transaction conducted or consummated over an electronic network between Duquesne Light Company and its customers, suppliers, financial institutions, or other entities.



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         5.   Audit Services

         Performs independent appraisals of significant activities carried out within, and/or related to, Duquesne Light Company through application of financial, contract, operational and compliance audit techniques. Provide consulting services upon management request.

         6.   Legal

              (a) Legal Services - Renders services relating to financings, financial reporting, shareholders' meetings, rates and other regulatory proceedings, environmental matters, litigation, marketing, human resources, contracts, real estate, leasing, corporate and other legal matters.

              (b) Corporate Secretary - Responsible for creation, maintenance, and retention of corporate records; liaison with Board of Directors; administration of indentures (performed by Assistant Secretaries); support for long-term financing, regulatory filings; handles shareholder/bondholder relations and relationship with stock transfer agent and bond trustee (records kept, checks sent, etc., by outside agents.)

              (c) Claims - Responsible for investigating and taking other appropriate actions concerning claims made against Duquesne Light Company by third parties. Also responsible for activities involved with collecting monies owed to Duquesne Light Company by third parties for property damage.

         7.   Regulation & Pricing

              (a) Costing & Pricing - Provides cost of service analysis. Identifies usage pattern trends to assist marketing effort. Performs special studies requesting internally or by regulatory agencies. Provides analyses such as separation, cost of service and loss studies.

              (b) Financial Analysis - Assembles and provides primary support for regulatory filings. Maintains contacts with state commission staff members. Performs special financial studies.

              (c) Fuel & Capital Recovery - Assembles and provides primary support for fuel and depreciation regulatory filings.



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          8.   Human Resources

          Initiates, maintains, supervises and administers the human resources policies of Duquesne Light Company. Assists Duquesne Light Company's management in maximizing the results from their employees. This is accomplished by developing and administering programs and policies, and consulting in five primary functions. They are:

              (a) Employee Relations - labor relations, litigation/regulatory compliance, employee communications, and employee policies.

              (b) Employee Development - training program development and delivery, performance evaluation and management development.

              (c) Medical Services - workers' compensation, employee assistance program, and employee wellness/awareness programs.

              (d) Rewards - design and administration of compensation, benefits, and recognition programs.

              (e) Staffing - employment/placement, succession planning and EEO/affirmative action.

          In addition, Business Practices is a group within HR which coordinates and participates in the development and/or documentation of new and revised policies, business practices, procedures, references and forms.

          9.  Governmental Affairs

          Analyzes and provides views and recommendations on state and federal legislation to assure fair and equitable treatment of Duquesne Light Company. Provides information to assist management decision-making on company strategy and policy.

          10. System Security

          Originates, establishes, and administers security standards, procedures and policies. Provides investigative and loss prevention services in reference to the protection of assets and its employees. Acts as liaison with federal, state and local law enforcement agencies.



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           11. Procurement

           Provides services and gives functional direction in connection with the procurement of goods and services, including market research, preparation of commitments, requests for quotations, preparation of bid summaries, and materials management.

           12. Corporate Communications

           Responsible for media relations, including the financial and trade press, production of stockholder publications, advertising, and numerous internal and customer communications.

           13. AYP Capital

           Oversees the business development and operations of and investments in products, services and ventures that are not regulated as public utility services. Included are unregulated power generators, power marketing and relating activities.

      2.   Business Units

           1.  Operating Business Unit (OBU)

              (a) Customer Service Center - Answers all incoming calls to Duquesne Light Company via one toll-free number, responds to customer inquiries, initiates new service, dispatches service and line crews in response to power outages, handles credit and collection activities, responds to customer and public service/utility commission complaints, and manages the meter reading and billing activities.

              (b) Operations Services - Operations Services provides the following services in the indicated areas: Stores - Centralizes materials supply and distribution; Technical Services - Provides electrical equipment repair and testing; Transportation - Handles fleet management and repair services; Safety, Quality and Training - Develops safety and training programs; Building Services
- Provides building maintenance and management, and offices services; Substations - Builds, operates, and maintains substations and equipment; T & D Operation - Performs switching functions for all facilities above distribution voltage; Forestry - Provides maintenance services for electrical facilities rights-of-way; Planning - Provides planning services for all non-network electrical facilities; Lines Services - Provides lines support for lines teams in service centers; and Telecommunications - Provides support and maintenance for the telecommunications systems.



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              (c) Various Regions - Each region supports the processes for responding to electric service requests, ensuring reliable service, and restoration of service.

          2.  Retail Marketing

          Executes the marketing and sales of the products and services of Duquesne Light Company. Also performs economic development activities which affect areas served by the Duquesne Light Company.

          3.  Corporate Affairs

          Maintains relationships with state regulatory commissions, municipal and county governments and is responsible for identifying state-level regulatory issues.

          4.  Transmission Business Unit (TBU)

          Responsible for ensuring that adequate high-voltage network facilities are available and on-line to convey power produced from the power production operations run by, or procured by, the Generation Business Unit (GBU) to serve native load and to engage in wholesale transmission sales to nonaffiliates. Will engage in marketing efforts for sales of bundled and unbundled transmission services to nonaffiliates and will be responsible for accommodating requests for transmission service submitted by nonaffiliates who qualify as customers for that service under federal regulations. Finally, is responsible for maintaining the optimal economic balance on a real-time basis between native customer load and the output of the generation resources supplied by the GBU.

          5.  Generation Business Unit (GBU)

          Responsible for ensuring that adequate generation is available to serve the native load customers of Duquesne Light Company by using its own generating facilities and the third-party generation obtained through its marketing efforts. Primary responsibilities include ensuring the cost-effective operation and maintenance of our generating units, and providing the most economic mix of generation by available generating units and off-system purchases and sales. It also provides advisory and supervisory services as needed. The GBU will also broker energy services.

          6.  Planning and Compliance Business Unit (P&CBU)

          Forecasts electric demand and energy requirements for Duquesne Light Company and develops plans to provide and integrate the production and transmission


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facilities needed to serve the electricity requirements of customers of the
Duquesne Light Company. Oversees compliance with state and federal regulatory and legal requirements.

     3.  Additional Services

         Certain other services in addition to the above as APSC may be able to provide to the Duquesne Light Company.


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